                                                                    EXHIBIT 99.1




                             BUCKEYE PARTNERS, L.P.
        Index to Financial Statements and Financial Statement Schedules



                                                                     Page Number
                                                                     -----------
Financial Statements and Independent Auditors' Report:
    Independent Auditors' Report .................................        31
    Consolidated Statements of Income--For the years ended
      December 31, 2001, 2000 and 1999 ...........................        32
    Consolidated Balance Sheets--December 31, 2001 and 2000 ......        33
    Consolidated Statements of Cash Flows--For the years ended
      December 31, 2001, 2000 and 1999 ...........................        34
    Notes to Consolidated Financial Statements ...................        35
Financial Statement Schedules and Independent Auditors' Report:
    Independent Auditors' Report .................................       S-1
    Schedule I--Registrant's Condensed Financial Information .....       S-2


   Schedules other than those listed above are omitted because they are either not applicable or not required or the information required is included in the consolidated financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT


To the Partners of Buckeye Partners, L.P.:

   We have audited the accompanying consolidated balance sheets of Buckeye Partners, L.P. and its subsidiaries (the "Partnership") as of December 31, 2001 and 2000, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


Philadelphia, Pennsylvania
February 15, 2002 (October 14, 2002 as to Note 24)

                             BUCKEYE PARTNERS, L.P.

                        CONSOLIDATED STATEMENTS OF INCOME

                    (In thousands, except per unit amounts)



                                                                                       Year Ended December 31,
                                                                                   -------------------------------
                                                                         Notes       2001        2000       1999
                                                                        -------    --------    --------   --------
Transportation revenue ..............................................       2,4    $232,397    $208,632   $200,828
                                                                                   --------    --------   --------
Costs and expenses
 Operating expenses .................................................   6,17,22     101,965      87,498     74,346
 Depreciation and amortization ......................................     2,8,9      20,002      17,906     16,908
 General and administrative expenses ................................        17      12,099      11,753     13,638
                                                                                   --------    --------   --------
   Total costs and expenses..........................................               134,066     117,157    104,892
                                                                                   --------    --------   --------
Operating income ....................................................                98,331      91,475     95,936
                                                                                   --------    --------   --------
Other income (expenses)
 Investment income ..................................................                 1,526         596         64
 Interest and debt expense ..........................................               (18,882)    (18,690)   (16,854)
 Minority interests and other .......................................        17     (11,573)     (8,914)    (8,045)
                                                                                   --------    --------   --------
   Total other income (expenses).....................................               (28,929)    (27,008)   (24,835)
                                                                                   --------    --------   --------
Income from continuing operations ...................................                69,402      64,467     71,101
                                                                                   --------    --------   --------
Earnings of discontinued operations .................................                    --       5,682      5,182
Gain on sale of discontinued operations .............................                    --      26,182         --
                                                                                   --------    --------   --------
Income from discontinued operations .................................                    --      31,864      5,182
                                                                                   --------    --------   --------
Net income ..........................................................              $ 69,402    $ 96,331   $ 76,283
                                                                                   ========    ========   ========
Net income allocated to General Partner .............................        18    $    601    $    868   $    689
Net income allocated to Limited Partners ............................        18    $ 68,801    $ 95,463   $ 75,594
Earnings per Partnership Unit
Income from continuing operations allocated to
  General and Limited Partners per Partnership
  Unit...............................................................              $   2.56    $   2.38   $   2.63
Income from discontinued operations allocated to
  General and Limited Partners per Partnership
  Unit...............................................................                    --        1.18       0.19
                                                                                   --------    --------   --------
Earnings per Partnership Unit .......................................              $   2.56    $   3.56   $   2.82
                                                                                   ========    ========   ========
Earnings Per Partnership Unit - assuming dilution:
Income from continuing operations allocated to
  General and Limited Partners per Partnership
  Unit...............................................................              $   2.55    $   2.38   $   2.62
Income from discontinued operations allocated to
  General and Limited Partners per Partnership
  Unit...............................................................                    --        1.17       0.19
                                                                                   --------    --------   --------
Earnings per Partnership Unit .......................................              $   2.55    $   3.55   $   2.81
                                                                                   ========    ========   ========

See Notes to consolidated financial statements.

                             BUCKEYE PARTNERS, L.P.

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                                                                        December 31,
                                                                                     -------------------
                                                                            Notes      2001       2000
                                                                            -----      ----       ----
Assets
 Current assets
   Cash and cash equivalents.........................................           2    $ 12,946   $ 32,216
   Trade receivables.................................................           2      13,753     11,005
   Inventories.......................................................           2       7,591      5,871
   Prepaid and other current assets..................................           7      13,441      8,961
                                                                                     --------   --------
    Total current assets.............................................                  47,731     58,053
 Property, plant and equipment, net..................................       2,4,8     670,439    585,630
 Other non-current assets............................................        9,15      89,390     69,129
                                                                                     --------   --------
    Total assets.....................................................                $807,560   $712,812
                                                                                     ========   ========
Liabilities and partners' capital
 Current liabilities
   Accounts payable..................................................                $  7,416   $  6,588
   Accrued and other current liabilities.............................     5,10,17      24,885     22,716
                                                                                     --------   --------
    Total current liabilities........................................                  32,301     29,304
 Long-term debt......................................................          11     373,000    283,000
 Minority interests..................................................                   3,307      3,102
 Other non-current liabilities.......................................    12,13,17      46,056     48,024
                                                                                     --------   --------
    Total liabilities................................................                 454,664    363,430
                                                                                     --------   --------
 Commitments and contingent liabilities..............................        6,16          --         --
Partners' capital
 General Partner.....................................................          18       2,834      2,831
 Limited Partner.....................................................          18     351,057    346,551
 Receivable from exercise of options.................................          18        (995)        --
                                                                                     --------   --------
    Total partners' capital..........................................                 352,896    349,382
                                                                                     --------   --------
    Total liabilities and partners' capital..........................                $807,560   $712,812
                                                                                     ========   ========


See Notes to consolidated financial statements.

                             BUCKEYE PARTNERS, L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (In thousands)


                                                                                      Year Ended December 31,
                                                                                 --------------------------------
                                                                        Notes       2001        2000       1999
                                                                        -----       ----        ----       ----
Cash flows from operating activities:
  Net income ........................................................            $  69,402    $ 96,331   $ 76,283
  Income from discontinued operations ...............................                   --      (5,682)    (5,182)
  Gain on sale of discontinued operations ...........................                   --     (26,182)        --
                                                                                 ---------    --------   --------
  Income from continuing operations .................................               69,402      64,467     71,101
                                                                                 ---------    --------   --------
  Adjustments to reconcile income to net cash provided by operating activities:
    Gain on sale of property, plant and equipment ...................                   --      (1,582)        --
    Gain on sale of investments .....................................                 (620)         --         --
    Depreciation and amortization ...................................     8,9       20,002      17,906     16,908
    Minority interests ..............................................                  960       1,094      1,011
    Change in assets and liabilities:
      Trade receivables .............................................               (2,748)     (3,058)      (369)
      Inventories ...................................................               (1,032)     (1,159)    (1,603)
      Prepaid and other current assets ..............................               (4,480)     (4,227)       586
      Accounts payable ..............................................                  828          82      2,137
      Accrued and other current liabilities .........................                2,169         (49)    (3,359)
      Other non-current assets ......................................               (1,515)       (838)    (1,143)
      Other non-current liabilities .................................               (1,968)      2,059       (655)
                                                                                 ---------    --------   --------
        Total adjustments from operating activities..................               11,596      10,228     13,513
                                                                                 ---------    --------   --------
        Net cash provided by continuing operations...................               80,998      74,695     84,614
                                                                                 ---------    --------   --------
        Net cash provided by discontinued operations.................                   --       3,576      1,511
                                                                                 ---------    --------   --------
Cash flows from investing activities:
  Capital expenditures ..............................................              (36,667)    (40,267)   (26,731)
  Acquisitions ......................................................              (62,283)    (20,693)   (19,487)
  Investment in West Shore Pipe Line Company ........................              (23,268)         --         --
  Net (expenditures for) proceeds from disposal of property,
    plant and equipment .............................................                 (779)      1,261        (79)
  Proceeds from sale of investments .................................                  711          --         --
  Proceeds from sale of discontinued operations .....................                   --      45,696         --
                                                                                 ---------    --------   --------
        Net cash used in investing activities........................             (122,286)    (14,003)   (46,297)
                                                                                 ---------    --------   --------
Cash flows from financing activities:
  Debt issuance costs ...............................................      11       (1,339)         --         --
  Proceeds from exercise of unit options ............................                  576       1,013        978
  Distributions to minority interests ...............................                 (755)       (845)      (659)
  Proceeds from issuance of long-term debt ..........................      11      210,000      46,000     26,000
  Payment of long-term debt .........................................      11     (120,000)    (29,000)        --
  Distributions to unitholders ......................................   18,19      (66,464)    (64,951)   (58,757)
                                                                                 ---------    --------   --------
        Net cash from (used in) financing activities.................               22,018     (47,783)   (32,438)
                                                                                 ---------    --------   --------
Net (decrease) increase in cash and cash equivalents ................              (19,270)     16,485      7,390
Cash and cash equivalents at beginning of year ......................               32,216      15,731      8,341
                                                                                 ---------    --------   --------
Cash and cash equivalents at end of year ............................            $  12,946    $ 32,216   $ 15,731
                                                                                 =========    ========   ========
Supplemental cash flow information:
  Cash paid during the year for interest (net of amount
    capitalized) ....................................................            $  19,053    $ 17,828   $ 16,912

See Notes to consolidated financial statements.

                             BUCKEYE PARTNERS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 2001 AND 2000 AND
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1. ORGANIZATION

   Buckeye Partners, L.P. (the "Partnership") is a master limited partnership organized in 1986 under the laws of the state of Delaware. The Partnership's principal line of business is the transportation of refined petroleum products for major integrated oil companies, large refined product marketing companies and major end users of petroleum products on a fee basis through facilities owned and operated by the Partnership.

   The Partnership owns approximately 99 percent limited partnership interests in Buckeye Pipe Line Company, L.P. ("Buckeye"), Laurel Pipe Line Company, L.P. ("Laurel"), Everglades Pipe Line Company, L.P. ("Everglades") and Buckeye Pipe Line Holdings, L.P. ("BPH" formerly Buckeye Tank Terminals Company, L.P.) These entities are hereinafter referred to as the "Operating Partnerships." BPH owns directly, or indirectly, a 100 percent interest in each of Buckeye Terminals, LLC ("BT"), Norco Pipe Line Company, LLC ("Norco"), Buckeye Gulf Coast Pipe Lines, L.P. ("BGC"). BPH also owns a 75 percent interest in WesPac Pipeline-Reno Ltd., WesPac Pipeline-San Diego, Ltd. and related WesPac entities (collectively known as "WesPac") and an 18.52 percent interest in West Shore Pipe Line Company.

   Buckeye Pipe Line Company (the "General Partner") serves as the general partner to the Partnership. As of December 31, 2001, the General Partner owned approximately a 1 percent general partnership interest in the Partnership and approximately a 1 percent general partnership interest in each Operating Partnership, for an effective 2 percent interest in the Partnership. The General Partner is a wholly-owned subsidiary of Buckeye Management Company ("BMC"). BMC is a wholly-owned subsidiary of Glenmoor, Ltd. ("Glenmoor"). Glenmoor is owned by certain directors and members of senior management of the General Partner and trusts for the benefit of their families and by certain other management employees of Buckeye Pipe Line Services Company ("Services Company").

   Services Company employs substantially all of the employees that work for the Operating Partnerships. At December 31, 2001, Services Company had 492 full-time employees. Services Company entered into a Services Agreement with BMC and the General Partner in August 1997 to provide services to the Partnership and the Operating Partnerships through March 2011. Services Company is reimbursed by BMC or the General Partner for its direct and indirect expenses, which in turn are reimbursed by the Partnership, except for certain executive compensation costs. (see Note 17). BT, Norco and BGC directly employed 109 full-time employees at December 31, 2001

   Buckeye is one of the largest independent pipeline common carriers of refined petroleum products in the United States, with 2,909 miles of pipeline serving 9 states. Laurel owns a 345-mile common carrier refined products pipeline located principally in Pennsylvania. Norco owns a 482-mile refined products pipeline system located primarily in Illinois, Indiana and Ohio. Everglades owns a 37-mile refined products pipeline in Florida. Buckeye, Laurel, Norco and Everglades conduct the Partnership's refined products pipeline business. BPH and its subsidiaries provide bulk storage service through facilities with an aggregate capacity of 5.1 million barrels of refined petroleum products. BGC is a contract operator of pipelines owned by major chemical companies in the State of Texas. WesPac provides pipeline transportation service to Reno/Tahoe International and San Diego International airports.

                             BUCKEYE PARTNERS, L.P.

   On March 4, 1999, the Partnership acquired the fuels division of American Refining Group, Inc. ("ARG") for approximately $13.7 million. The Partnership operated the former ARG processing business under the name of Buckeye Refining Company, LLC ("BRC"). BRC was sold to Kinder Morgan Energy Partners, L.P. ("Kinder Morgan") on October 25, 2000. BRC processed transmix at its Indianola, Pennsylvania and Hartford, Illinois refineries. Transmix represents refined petroleum products, primarily fuel oil and gasoline that become commingled during normal pipeline operations. The refining process produced separate quantities of fuel oil, kerosene and gasoline that BRC then marketed at the wholesale level (see Note 5).

   On March 31, 1999, the Partnership acquired pipeline operating contracts and a 16-mile pipeline from Seagull Products Pipeline Corporation and Seagull Energy Corporation ("Seagull") for approximately $5.8 million. The Partnership operates the assets acquired from Seagull under the name of Buckeye Gulf Coast Pipe Lines, LLC. BGC is an owner and contract operator of pipelines owned by major chemical companies in the Gulf Coast area. BGC leases its 16-mile pipeline to a chemical company.

   In June 2000, the Partnership also acquired six petroleum products terminals from Agway Energy Products LLC for approximately $20.7 million. The terminals acquired had an aggregate capacity of approximately 1.8 million barrels and are located in Brewerton, Geneva, Marcy, Rochester and Vestal, New York and Macungie, Pennsylvania. The Partnership operates the assets acquired from Agway under the name of Buckeye Terminals, LLC.

   On July 31, 2001, the Partnership acquired a refined products pipeline system and related terminals from affiliates of TransMontaigne Inc. for approximately $62.3 million. The assets included a 482-mile refined petroleum products pipeline that runs from Hartsdale, Indiana west to Fort Madison, Iowa and east to Toledo, Ohio, with an 11-mile pipeline connection between major storage terminals in Hartsdale and East Chicago, Indiana. These assets are operated by the Partnership under the name of Norco Pipe Line Company, LLC. The acquired assets also included 3.2 million barrels of pipeline storage and trans-shipment facilities in Hartsdale and East Chicago, Indiana and Toledo, Ohio; and four petroleum products terminals located in Bryan, Ohio; South Bend and Indianapolis, Indiana; and Peoria, Illinois. The storage and terminal assets are operated by Buckeye Terminals, LLC.

   On October 29, 2001, the Partnership acquired 6,805 shares of common stock of West Shore Pipe Line Company ("West Shore") from TransMontaigne Pipeline Inc. for approximately $23.3 million. The common stock represents an 18.52 percent interest in West Shore. West Shore owns and operates a pipeline system that originates in the Chicago, Illinois area and extends north to Green Bay, Wisconsin and west and then north to Madison, Wisconsin. The pipeline system transports refined petroleum products to users in northern Illinois and Wisconsin. The other stockholders of West Shore are major oil companies. The pipeline is operated under contract by Citgo Pipeline Company. The investment in West Shore is accounted for using the cost basis of accounting.

   The Partnership maintains its accounts in accordance with the Uniform System of Accounts for Pipeline Companies, as prescribed by the Federal Energy Regulatory Commission ("FERC"). Buckeye and Norco are subject to rate regulation as promulgated by FERC. Reports to FERC differ from the accompanying consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles"), generally in that such reports calculate depreciation over estimated useful lives of the assets as prescribed by FERC.

                             BUCKEYE PARTNERS, L.P.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

   The financial statements include the accounts of the Operating Partnerships on a consolidated basis. All significant intercompany transactions have been eliminated in consolidation.

 Use of Estimates

   The preparation of the Partnership's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions. These estimates and assumptions, which may differ from actual results, will affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expense during the reporting period.

 Financial Instruments

   The fair values of financial instruments are determined by reference to various market data and other valuation techniques as appropriate. Unless otherwise disclosed, the fair values of financial instruments approximate their recorded values (see Note 11).

 Cash and Cash Equivalents

   All highly liquid debt instruments purchased with a maturity of three months or less are classified as cash equivalents.

 Revenue Recognition

   Substantially all revenue from continuing operations is derived from interstate and intrastate transportation of petroleum products. Such revenue is recognized as products are delivered to customers. Such customers include major integrated oil companies, major petroleum refiners, major petrochemical companies, large regional marketing companies and large commercial airlines. The consolidated Partnership's customer base was approximately 110 in 2001. No customer contributed more than 10 percent of total revenue during 2001. The Partnership does not maintain an allowance for doubtful accounts due to its favorable collections experience.

 Inventories

   Inventories, consisting of materials and supplies such as: pipe, valves, pumps, electrical/electronic components, drag reducing agent and other miscellaneous items are carried at the lower of cost or market based on the first-in, first-out method.

 Property, Plant and Equipment

   Property, plant and equipment consist primarily of pipeline and related transportation facilities and equipment. For financial reporting purposes, depreciation on pipe assets is calculated using the straight-line method over the estimated useful life of 50 years. Other assets are depreciated on a straight-line basis over an estimated life of 5 to 50 years. Additions and betterments are capitalized and maintenance and repairs are charged to income as incurred.

                             BUCKEYE PARTNERS, L.P.

Generally, upon normal retirement or replacement, the cost of property (less salvage) is charged to the depreciation reserve, which has no effect on income.

 Goodwill

   During the reporting periods 2001, 2000 and 1999 the Partnership amortized goodwill on the straight-line basis over a period of fifteen years.

 Long-Lived Assets

   The Partnership regularly assesses the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership assesses recoverability based on estimated future cash flows expected to result from the use of the asset and its eventual disposal. The measurement is based on the fair value of the asset.

 Income Taxes

   For federal and state income tax purposes, the Partnership and Operating Partnerships are not taxable entities. Accordingly, the taxable income or loss of the Partnership and Operating Partnerships, which may vary substantially from income or loss reported for financial reporting purposes, is generally includable in the federal and state income tax returns of the individual partners. As of December 31, 2001 and 2000, the Partnership's reported amount of net assets for financial reporting purposes exceeded its tax basis by approximately $306 million and $293 million, respectively.

 Environmental Expenditures

   Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the Partnership's commitment to a formal plan of action. Accrued environmental remediation related expenses include direct costs of remediation and indirect costs related to the remediation effort, such as compensation and benefits for employees directly involved in the remediation activities and fees paid to outside engineering, consulting and law firms. The Partnership maintains insurance which may cover in whole or in part certain environmental expenditures.

 Pensions

   Services Company maintains a defined contribution plan, defined benefit plans (see Note 13) and an employee stock ownership plan (see Note 15) which provide retirement benefits to substantially all of its regular full-time employees. Certain hourly employees of Services Company are covered by a defined contribution plan under a union agreement.

                             BUCKEYE PARTNERS, L.P.

 Postretirement Benefits Other Than Pensions

   Services Company provides postretirement health care and life insurance benefits for certain of its retirees (see Note 13). Certain other retired employees are covered by a health and welfare plan under a union agreement.

 Unit Option and Distribution Equivalent Plan

   The Partnership has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which requires expanded disclosures of stock-based compensation arrangements with employees. SFAS 123 encourages, but does not require, compensation cost to be measured based on the fair value of the equity instrument awarded. It allows the Partnership to continue to measure compensation cost for these plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Partnership has elected to continue to recognize compensation cost based on the intrinsic value of the equity instrument awarded as promulgated in APB 25.

 Comprehensive Income

   The Partnership has not reported comprehensive income due to the absence of items of other comprehensive income in any period presented.

 Reclassifications

   Certain prior year amounts have been reclassified to conform to current year presentation.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives thereby reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities and redefining interest rate risk to reduce sources of ineffectiveness. The Partnership adopted SFAS 133 and the corresponding amendments under SFAS 138 on January 1, 2001. The adoption of SFAS 133 and 138 did not have a material impact on the Partnership's financial statements.

   In June 2001, the FASB issued two new pronouncements: SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 prohibits the use of the pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. The Norco acquisition was accounted for in accordance with the provisions of SFAS 141. SFAS 142 is effective for fiscal years beginning after December 15, 2001 with respect to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The

                             BUCKEYE PARTNERS, L.P.

Partnership's goodwill of $14,296,000 will no longer be subject to amortization beginning in 2002 (see Note 9). The Partnership is currently evaluating the provisions of SFAS 142.

   In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 143, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Partnership is currently evaluating the provisions of SFAS 143.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Partnership is currently evaluating the provisions of SFAS 144.

3. ACQUISITIONS AND DIVESTITURES

 Buckeye Refining Company, LLC

   On March 4, 1999, the Partnership acquired the fuels division of American Refining Group, Inc. for an initial purchase price of $12,990,000. In December 1999, the Partnership accrued an additional payment of $747,000 pursuant to a contingent payment agreement. The assets acquired included a refined petroleum products terminal and a transmix processing facility located in Indianola, Pennsylvania, a transmix processing facility located in Hartford, Illinois, and related assets, which included trade receivables and inventory valued at net realizable value. The acquisition was recorded under the purchase method of accounting and, accordingly, the results of operations of the acquired operations were included in the financial statements of the Partnership beginning on March 4, 1999. The Partnership operated the former ARG processing business under the name of Buckeye Refining Company, LLC. The purchase price was allocated to assets acquired based on estimated fair value. The allocated fair value of assets acquired is summarized as follows:

        Trade receivables ................................................   $   815,000
        Petroleum products inventory .....................................     4,102,000
        Property, plant and equipment ....................................     8,073,000
        Goodwill .........................................................       747,000
                                                                             -----------
        Total ............................................................   $13,737,000
                                                                             ===========


   In connection with the acquisition of the ARG assets, the Partnership was obligated to pay additional consideration, not to exceed $5,000,000 in the aggregate over a six-year period, if BRC's gross profits and cash flows, calculated on an annual basis, exceeded certain levels. On October 25, 2000, BRC was sold to Kinder Morgan for an aggregate sale price of $45,696,000 million. In connection with this transaction, additional consideration of $4,217,000, including consideration for goodwill, is to be paid to the former owners of BRC under the contingent payment agreement. (see Note 5).

  Buckeye Gulf Coast Pipe Lines, LLC

   On March 31, 1999, a subsidiary of the Partnership acquired certain assets from Seagull Products Pipeline Corporation and Seagull Energy Corporation for a total purchase price of $5,750,000. The assets acquired consist primarily of six pipeline operating agreements for major chemical companies in the Gulf Coast area, a 16-mile pipeline (a portion of which is leased to a

                             BUCKEYE PARTNERS, L.P.

chemical company), and related assets. The acquisition was recorded under the purchase method of accounting and, accordingly, the results of operations of the acquired operations are included in the financial statements of the Partnership beginning on March 31, 1999. The pipeline assets acquired from Seagull are operated under the name of Buckeye Gulf Coast Pipe Lines, LLC. The purchase price has been allocated to assets acquired based on estimated fair value. The allocated fair value of assets acquired is summarized as follows:

        Property, plant and equipment .....................................   $2,150,000
        Goodwill ..........................................................    3,600,000
                                                                              ----------
          Total............................................................   $5,750,000
                                                                              ==========


 Buckeye Terminals, LLC

   On June 30, 2000, a subsidiary of the Partnership acquired six petroleum products terminals from Agway Energy Products LLC ("Agway") for a total purchase price of $19,000,000. Additional costs incurred in connection with the acquisition for gasoline and diesel fuel additives and closing adjustments amounted to $1,693,000. The terminals are operated under the name of Buckeye Terminals, LLC. The terminals are located in Brewerton, Geneva, Marcy, Rochester and Vestal, New York and Macungie, Pennsylvania. The terminals have an aggregate capacity of approximately 1.8 million barrels. The allocated fair value of assets acquired is summarized as follows:

        Fuel additive inventory ..........................................   $   121,000
        Property, plant and equipment ....................................     7,964,000
        Goodwill .........................................................    12,608,000
                                                                             -----------
          Total...........................................................   $20,693,000
                                                                             ===========


 Norco Pipe Line Company, LLC

   On July 31, 2001, a subsidiary of the Partnership acquired a petroleum products pipeline system and related terminals from affiliates of TransMontaigne Inc. for a total purchase price of $61,750,000. Additional costs incurred in connection with the acquisition amounted to $533,000. The assets included a 482-mile refined petroleum products pipeline that runs from Hartsdale, Indiana west to Fort Madison, Iowa and east to Toledo, Ohio, with an 11-mile pipeline connection between major storage terminals in Hartsdale and East Chicago, Indiana. The assets also included 3.2 million barrels of pipeline storage and trans-shipment facilities in Hartsdale and East Chicago, Indiana and Toledo, Ohio; and four petroleum products terminals located in Bryan, Ohio; South Bend and Indianapolis, Indiana; and Peoria, Illinois. The pipeline system is operated under the name of Norco Pipe Line Co., LLC. The terminal assets became part of Buckeye Terminals, LLC's operations. The pipeline system and related terminals are collectively referred to as the "Norco Assets" or "Norco Operations". The allocated fair value of assets acquired is summarized as follows:

        Pipe inventory ...................................................   $   688,000
        Property, plant and equipment ....................................    61,595,000
                                                                             -----------
          Total...........................................................   $62,283,000
                                                                             ===========


   Pro forma results of operations for the Partnership, assuming the acquisition of the Seagull and Agway assets had occurred at the beginning of 1999 and that the Norco Operations' assets had been acquired at the beginning of 2000, are as follows:

                             BUCKEYE PARTNERS, L.P.

                                                           (Unaudited)
                                                       Twelve Months Ended
                                                           December 31,
                                                 -------------------------------
                                                   2001        2000       1999
                                                 --------    --------   --------
                                                  (In thousands, except per Unit
                                                             amounts)
Revenue......................................    $242,138    $227,281   $205,786
Income from continuing operations............    $ 71,324    $ 69,966   $ 71,305
Net income...................................    $ 71,324    $101,830   $ 76,487
Earnings per Partnership Unit from continuing
  operations.................................    $   2.63    $   2.59   $   2.64
Earnings per Partnership Unit operations.....    $   2.63    $   3.76   $   2.83


   The unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the combinations been in effect at the beginning of each period presented, or of future results of operations of the entities.

4. SEGMENT INFORMATION

   During 1999 and 2000, the Partnership operated in two business segments, the transportation segment and the refining segment. Operations in the refining segment commenced on the acquisition of BRC in March, 1999 and ceased upon the sale of BRC in October, 2000. As a result of the sale of BRC, the refining segment is accounted for as a discontinued operation in the accompanying financial statements. The Partnership's continuing operations consist solely of its transportation segment.

   The transportation segment derives its revenues primarily from the transportation of refined petroleum products that it receives from refineries, connecting pipelines and marine terminals. Revenues from the transportation segment are generally subject to regulation or are under contract and tend to be less variable than revenues from the refining segment.

5. DISCONTINUED OPERATIONS

   On October 25, 2000, the Partnership sold BRC to Kinder Morgan Energy Partners, L.P. for $45,696,000 in cash. The sale resulted in a gain of $26,182,000 after provision of $4,217,000 for conditional consideration payable to ARG by the Partnership pursuant to the acquisition agreement entered into in March, 1999 (see Note 3). Proceeds from the sale were used to repay $26,000,000 of debt and for working capital purposes.

   Results of BRC's operations are reported as a discontinued operation for all periods presented in the accompanying financial statements. BRC operated as a subsidiary of the Partnership for the period of March 4, 1999 through October 25, 2000. Summarized operating results of BRC were as follows for the periods indicated below:

                                            January 1, 2000      March 4, 1999
                                                through             through
                                            October 25, 2000   December 31, 1999
                                            ----------------   -----------------
Refining revenue .......................        $172,451            $107,489
Operating income .......................        $  5,526            $  5,093
Net income .............................        $  5,682            $  5,182

                             BUCKEYE PARTNERS, L.P.

   The Partnership hedged a substantial portion of its exposure to inventory price fluctuations related to its BRC business with commodity futures contracts for the sale of gasoline and fuel oil. Losses related to commodity futures contracts included in earnings from discontinued operations were $6.7 million and $4.4 million for 2000 and 1999, respectively.

6. CONTINGENCIES

   The Partnership and the Operating Partnerships in the ordinary course of business are involved in various claims and legal proceedings, some of which are covered in whole or in part by insurance. The General Partner is unable to predict the timing or outcome of these claims and proceedings. Although it is possible that one or more of these claims or proceedings, if adversely determined, could, depending on the relative amounts involved, have a material effect on the Partnership for a future period, the General Partner does not believe that their outcome will have a material effect on the Partnership's consolidated financial condition or annual results of operations.

 Environmental

   In accordance with its accounting policy on environmental expenditures, the Partnership recorded operating expenses of $2.2 million, $1.5 million and $3.2 million for 2001, 2000 and 1999, respectively, which were related to the environment. Expenditures, both capital and operating, relating to environmental matters are expected to continue due to the Partnership's commitment to maintain high environmental standards and to increasingly strict environmental laws and government enforcement policies.

   Various claims for the cost of cleaning up releases of hazardous substances and for damage to the environment resulting from the activities of the Operating Partnerships or their predecessors have been asserted and may be asserted in the future under various federal and state laws. The General Partner believes that the generation, handling and disposal of hazardous substances by the Operating Partnerships and their predecessors have been in material compliance with applicable environmental and regulatory requirements. The total potential remediation costs to be borne by the Operating Partnerships relating to these clean-up sites cannot be reasonably estimated and could be material. With respect to each site, however, the Operating Partnership involved is typically one of several or as many as several hundred potentially responsible parties that would share in the total costs of clean- up under the principle of joint and several liability. Although the Partnership has made a provision for certain legal expenses relating to these matters, the General Partner is unable to determine the timing or outcome of any pending proceedings or of any future claims and proceedings.

7. PREPAID AND OTHER CURRENT ASSETS

   Prepaid and other current assets consist primarily of receivables from third parties for pipeline relocations and other work either completed or in-progress. Prepaid and other current assets also include prepaid insurance, prepaid taxes and other miscellaneous items.

                             BUCKEYE PARTNERS, L.P.

8. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment consist of the following:

                                                                December 31,
                                                             -------------------
                                                               2001       2000
                                                               ----       ----
                                                               (In thousands)
   Land..................................................    $ 16,904   $ 12,300
   Rights-of-way.........................................      25,402     23,423
   Buildings and leasehold improvements..................      36,294     29,209
   Machinery, equipment and office furnishings...........     645,751    579,580
   Construction in progress..............................      25,017     29,722
                                                             --------   --------
                                                              749,368    674,234
    Less accumulated depreciation .......................      78,929     88,604
                                                             --------   --------
    Total ...............................................    $670,439   $585,630
                                                             ========   ========


   Depreciation expense was $14,232,000, $12,548,000 and $12,030,000 for the years 2001, 2000 and 1999, respectively. Depreciation expense related to discontinued operations was $434,000 and $525,000 in 2000 and 1999, respectively.

9. OTHER NON-CURRENT ASSETS

   Other non-current assets consist of the following:

                                                                 December 31,
                                                               -----------------
                                                                2001       2000
                                                                ----       ----
                                                                (In thousands)
   Deferred charge (see Note 15)...........................    $43,604   $48,302
   Goodwill................................................     14,296    15,368
   Investment in West Shore Pipe Line Company..............     23,268        --
   Other...................................................      8,222     5,459
                                                               -------   -------
    Total .................................................    $89,390   $69,129
                                                               =======   =======


   The $64.2 million market value of limited partnership units ("LP Units") issued in connection with the restructuring of the ESOP in August 1997 (the "ESOP Restructuring") was recorded as a deferred charge and is being amortized on the straight-line basis over 164 months (see Note 15). Amortization of the deferred charge related to the ESOP Restructuring was $4,698,000 in 2001, 2000 and 1999. During the reporting periods 2001, 2000 and 1999 goodwill was amortized on a straight-line basis over a period of fifteen years. Goodwill amortization expense related to continuing operations was $1,072,000, $660,000 and $180,000 in 2001, 2000 and 1999, respectively. Goodwill amortization expense included in income from discontinued operations was $41,000 in 2000 and 1999.

                             BUCKEYE PARTNERS, L.P.

10.   ACCRUED AND OTHER CURRENT LIABILITIES

   Accrued and other current liabilities consist of the following:

                                                                 December 31,
                                                               -----------------
                                                                2001       2000
                                                                ----       ----
                                                                (In thousands)
   Taxes--other than income................................    $ 4,727   $ 4,158
   Accrued charges due General Partner.....................      6,552     5,581
   Environmental liabilities...............................      3,148     2,611
   Interest................................................      1,447     1,618
   Accrued operating power.................................      1,091       926
   Deposits................................................      1,333     3,170
   Accrued top-up reserve (see Note 15)....................      1,295        --
   Other...................................................      5,292     4,652
                                                               -------   -------
    Total .................................................    $24,885   $22,716
                                                               =======   =======


11.   LONG-TERM DEBT AND CREDIT FACILITIES

   Long-term debt consists of the following:

                                                                December 31,
                                                             -------------------
                                                               2001       2000
                                                               ----       ----
                                                               (In thousands)
   Senior Notes:
    6.98% Series 1997A due December 16, 2024 (subject to
      $25.0 million annual sinking fund requirement
      commencing December 16, 2020)......................    $125,000   $125,000
    6.89% Series 1997B due December 16, 2024 (subject to
      $20.0 million annual sinking fund requirement
      commencing December 16, 2020)......................     100,000    100,000
    6.95% Series 1997C due December 16, 2024 (subject to
      $2.0 million annual sinking fund requirement
      commencing
       December 16, 2020)................................      10,000     10,000
    6.96% Series 1997D due December 16, 2024 (subject to
      $1.0 million annual sinking fund requirement
      commencing
      December 16, 2020).................................       5,000      5,000
    Credit Facility due September 5, 2006 (variable
      rates; average weighted rate at December 31, 2001
      was 3.05%).........................................     133,000         --
    Credit Agreement due December 16, 2003 (variable
      rates; average
      weighted rate at December 31, 2000 was 7.21%)......          --     43,000
                                                             --------   --------
       Total.............................................    $373,000   $283,000
                                                             ========   ========


   At December 31, 2001, a total of $133.0 million of debt was scheduled to mature in September 2006. A total of $240,000,000 of debt is scheduled to mature in the period 2020 through 2024.

   The fair value of the Partnership's debt is estimated to be $372 million and $283 million as of December 31, 2001 and 2000, respectively. The values at December 31, 2001 and 2000 were calculated using interest rates currently available to the Partnership for issuance of debt with similar terms and remaining maturities.

                             BUCKEYE PARTNERS, L.P.

   During December 1997, Buckeye entered into an agreement to issue $240.0 million of Senior Notes (Series 1997A through 1997D) bearing interest ranging from 6.89 percent to 6.98 percent. The indenture, as amended in connection with the issuance of the Senior Notes (the "Indenture"), contains covenants that affect Buckeye, Laurel and Buckeye Pipe Line Company of Michigan, L.P. (the "Indenture Parties"). Generally, the Indenture (a) limits outstanding indebtedness of Buckeye based upon certain financial ratios of the Indenture Parties, (b) prohibits the Indenture Parties from creating or incurring certain liens on their property, (c) prohibits the Indenture Parties from disposing of property which is material to their operations, and (d) limits consolidation, merger and asset transfers of the Indenture Parties.

   During December 1998, Buckeye established a line of credit with commercial banks (the "Credit Agreement") that permitted borrowings of up to $100 million subject to certain limitations contained in the Credit Agreement. Borrowings accrued interest at the bank's base rate or at a rate based on the London interbank rate at the option of Buckeye. At December 31, 2000, a total of $43.0 million in borrowings, at a weighted average rate of 7.21 percent, was outstanding under the Credit Agreement.

   During June 2001, the Partnership entered into a new Loan Agreement (the "Loan Agreement") with a commercial bank under which $30.0 million in additional funds were committed to the Partnership. Funds advanced under the Loan Agreement were at interest rates based on a spread over LIBOR, to be determined by the bank at the time of the borrowing.

   During September and October 2001, the Partnership entered into a $277.5 million 5-year Revolving Credit Agreement and a $92.5 million 364-day Revolving Credit Agreement (the "Credit Facilities") with a syndicate of banks led by SunTrust Bank. These Credit Facilities permit borrowings of up to $370 million subject to certain limitations contained in the Credit Facility agreements. Borrowings bear interest at the bank's base rate or at a rate based on the London interbank rate ("LIBOR") at the option of the Partnership. At December 31, 2001, the Partnership had borrowed $133.0 million under the 5-year
Revolving Credit Agreement at a weighted average LIBOR rate of 3.05 percent. The Credit Facilities agreements contain certain covenants that (a) limit outstanding indebtedness of the Partnership based upon certain financial ratios contained in the Credit Facilities agreements, (b) prohibit the Partnership from creating or incurring certain liens on its property, (c) prohibit the Partnership from disposing of property which is material to its operations, (d) limit consolidation, merger and asset transfers by the Partnership, and (e) requires the Partnership to maintain at least one investment grade credit rating (BBB-, Baa3 or greater) from S&P or Moody's. Concurrent with obtaining the Credit Facilities, Buckeye repaid all borrowings outstanding under its $100 million Credit Agreement and its $30 million Loan Agreement, and those agreements were terminated.

   Costs incurred in connection with the Credit Facilities amounted to $1.3 million and are being amortized over the life of the Credit Facilities.

12.   OTHER NON-CURRENT LIABILITIES

   Other non-current liabilities consist of the following:

                                                                 December 31,
                                                               -----------------
                                                                2001       2000
                                                                ----       ----
                                                                (In thousands)
   Accrued employee benefit liabilities (see Note 13)......    $36,188   $35,658
   Accrued top-up reserve (see Note 15)....................      3,484     4,097
   Other...................................................      6,384     8,269
                                                               -------   -------
    Total .................................................    $46,056   $48,024
                                                               =======   =======

                             BUCKEYE PARTNERS, L.P.

13.   PENSIONS AND OTHER POSTRETIREMENT BENEFITS

   Services Company provides retirement benefits, primarily through noncontributory pension plans, for substantially all of its regular full-time employees, except those covered by certain labor contracts, under which Services Company contributes 5 percent of each covered employee's salary. Services Company also sponsors a retirement income guarantee plan (a defined benefit plan) which generally guarantees employees hired before January 1, 1986, a retirement benefit at least equal to the benefit they would have received under a previously terminated defined benefit plan. Services Company's policy is to fund amounts necessary to at least meet the minimum funding requirements of ERISA.

   Services Company also provides postretirement health care and life insurance benefits to certain of its retirees. To be eligible for these benefits an employee had to be hired prior to January 1, 1991 and meet certain service requirements. Services Company does not pre-fund this postretirement benefit obligation.

   A reconciliation of the beginning and ending balances of the benefit obligations under the noncontributory pension plans and the postretirement health care and life insurance plan is as follows:

                                                                                               Postretirement
                                                                         Pension Benefits         Benefits
                                                                         -----------------    -----------------
                                                                          2001      2000       2001      2000
                                                                          ----      ----       ----      ----
                                                                                     (In thousands)
   Change in benefit obligation
    Benefit obligation at beginning of year .........................   $ 9,921    $12,295   $28,037    $26,348
    Service cost ....................................................       641        519       486        518
    Interest cost ...................................................       941        726     2,181      1,983
    Actuarial (gain) loss ...........................................     3,269     (1,225)    3,765        788
    Change in assumptions ...........................................      (386)        --        --         --
    Amendment (1) ...................................................    (2,218)        --        --         --
    Benefit payments ................................................    (1,071)    (2,394)   (1,751)    (1,600)
                                                                        -------    -------   -------    -------
    Benefit obligation at end of year ...............................   $11,097    $ 9,921   $32,718    $28,037
                                                                        =======    =======   =======    =======

---------------
(1) During 2001, the retirement income guaranty plan was amended to (i) exclude bonus payments, beginning with bonuses payable in 2003 and thereafter, from the definition of compensation used to calculate benefits under the plan, and (ii) provide that the annuity equivalent of the 5 percent company contribution, used as an offset to benefits payable under the plan, will be calculated using a 7.5 percent discount rate in lieu of the 30-year Treasury Bond rate.

                             BUCKEYE PARTNERS, L.P.

   A reconciliation of the beginning and ending balances of the fair value of plan assets under the noncontributory pension plans and the postretirement health care and life insurance plan is as follows:

                                                                                                Postretirement
                                                                         Pension Benefits          Benefits
                                                                         -----------------    -------------------
                                                                          2001      2000       2001        2000
                                                                          ----      ----       ----        ----
                                                                                      (In thousands)
   Change in plan assets
    Fair value of plan assets at beginning of year ..................   $ 7,293    $ 8,337   $     --    $     --
    Actuarial return on plan assets .................................       300        (10)        --          --
    Employer contribution ...........................................       333      1,360      1,751       1,600
    Benefits paid ...................................................    (1,071)    (2,394)    (1,751)     (1,600)
                                                                        -------    -------   --------    --------
    Fair value of plan assets at end of year ........................   $ 6,855    $ 7,293   $     --    $     --
                                                                        =======    =======   ========    ========
    Funded status ...................................................   $(4,242)   $(2,628)  $(32,718)   $(28,037)
    Unrecognized prior service benefit ..............................    (2,671)      (569)    (1,159)     (1,738)
    Unrecognized actuarial (gain) loss ..............................     1,694     (1,397)     2,573      (1,159)
    Unrecognized net asset at transition ............................      (303)      (463)        --          --
                                                                        -------    -------   --------    --------
    Accrued benefit cost ............................................   $(5,522)   $(5,057)  $(31,304)   $(30,934)
                                                                        =======    =======   ========    ========


   The weighted average assumptions used in accounting for the noncontributory pension plans and the postretirement health care and life insurance plan were as follows:

                                                                                                Postretirement
                                                                         Pension Benefits          Benefits
                                                                         -----------------    -------------------
                                                                          2001      2000       2001        2000
                                                                          ----      ----       ----        ----
                                                                                      (In thousands)
   Weighted-average assumptions as of
    December 31
    Discount rate ...................................................    7.25%      7.75%      7.25%      7.75%
    Expected return on plan assets ..................................    8.50%      8.50%      N/A         N/A
    Rate of compensation increase ...................................    4.50%      5.25%      N/A         N/A

   The assumed rate of cost increase in the postretirement health care and life insurance plan in 2001 was 10 percent for both non-Medicare eligible and Medicare eligible retirees. The assumed annual rates of cost increase decline each year through 2007 to a rate of 5.0 percent, and remain at 5.0 percent thereafter for both non-Medicare eligible and Medicare eligible retirees.

                             BUCKEYE PARTNERS, L.P.

   Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. The effect of a 1 percent change in the health care cost trend rate for each future year would have had the following effects on 2001 results:

                                                    1-Percentage      1-Percentage
                                                   Point Increase    Point Decrease
                                                   --------------    --------------
                                                            (In thousands)
   Effect on total service cost and interest
    cost components ............................       $  454           $  (385)
   Effect on postretirement benefit obligation .       $4,857           $(4,209)


   The components of the net periodic benefit cost recognized for the noncontributory pension plans and the postretirement health care and life insurance plan were as follows:


                                                                           Pension Benefits        Postretirement Benefits
                                                                        ----------------------    -------------------------
                                                                         2001    2000     1999     2001      2000     1999
                                                                         ----    ----     ----     ----      ----     ----
                                                                                           (In thousands)
Components of net periodic benefit cost
 Service cost .......................................................   $ 641    $ 519   $ 492    $  486    $  518   $  509
 Interest cost ......................................................     941      726     742     2,181     1,983    1,688
 Expected return on plan assets .....................................    (578)    (676)   (655)       --        --       --
 Amortization of unrecognized transition
   asset ............................................................    (160)    (160)   (160)       --        --       --
 Amortization of prior service benefit ..............................    (116)     (96)    (86)     (580)     (580)    (580)
 Amortization of unrecognized (gains)/losses ........................      70     (149)    258        34        21       26
                                                                        -----    -----   -----    ------    ------   ------
 Net periodic benefit cost ..........................................   $ 798    $ 164   $ 591    $2,121    $1,942   $1,643
                                                                        =====    =====   =====    ======    ======   ======

   Services Company also participates in a multi-employer retirement income plan that provides benefits to employees covered by certain labor contracts. Pension expense for the plan was $170,000, $119,000 and $140,000 for 2001, 2000 and
1999, respectively.

   In addition, Services Company contributes to a multi-employer postretirement benefit plan that provides health care and life insurance benefits to employees covered by certain labor contracts. The cost of providing these benefits was approximately $98,000, $95,000 and $103,000 for 2001, 2000 and 1999,
respectively.

14.   UNIT OPTION AND DISTRIBUTION EQUIVALENT PLAN

   The Partnership has a Unit Option and Distribution Equivalent Plan (the "Option Plan"), which was approved by the Board of Directors of the General Partner on April 25, 1991 and by holders of the LP Units on October 22, 1991. The Option Plan was amended and restated on July 14, 1998. The Option Plan authorizes the granting of options (the "Options") to acquire LP Units to selected key employees (the "Optionees") not to exceed 720,000 LP Units in the aggregate. The price at which each LP Unit may be purchased pursuant to an Option granted under the Option Plan is generally equal to the market value on the date of the grant. Options granted prior to 1998 were granted with a feature that allows Optionees to apply accrued credit balances (the "Distribution Equivalents") as an adjustment to the aggregate purchase price of such

                             BUCKEYE PARTNERS, L.P.

Options. The Distribution Equivalents are an amount equal to (i) the Partnership's per LP Unit regular quarterly distribution, multiplied by (ii) the number of LP Units subject to such Options that have not vested. With respect to options granted after 1997, Distribution Equivalents are paid as independent cash bonuses on the date options vest dependent upon the percentage attainment of 3-year distributable cash flow targets.

   Vesting in the Options is determined by the number of anniversaries the Optionee has remained in the employ of Services Company following the date of the grant of the Option. Options granted prior to 1998 vested in varying amounts beginning generally three years after the date of grant. Options granted after 1997 vest completely in three years after the date of the grant. Options granted after 1997 are exercisable for a period of seven years following the date on which they vest. Options granted prior to 1998 are exercisable for a period of five years following the date on which they vest. The Partnership recorded compensation expense related to the Option Plan of $7,000 in 2001, $20,000 in 2000 and $33,000 in 1999. Compensation and benefit costs of executive officers were not charged to the Partnership after August 12, 1997 (see Note 17). If compensation cost for the Option Plan had been determined based on the fair value at the time of the grant dates for awards consistent with SFAS 123, the Partnership's net income and earnings per share would have been as indicated by the proforma amounts below:


                                                                        (In thousands,
                                                                   except per Unit amounts)
                                                                 ----------------------------
                                                                   2001      2000       1999
                                                                   ----      ----       ----
Net income                                      As reported      $69,402    $96,331   $76,283
                                                Pro forma        $69,279    $96,256   $76,258
Basic earnings per unit                         As reported
                                                and Pro forma    $  2.56    $  3.56   $  2.82
Diluted earnings per unit                       As reported
                                                and Pro forma    $  2.55    $  3.55   $  2.81

   The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. A portion of each option granted prior to 1998 vests after three, four and five years following the date of the grant. The assumptions used for options granted in 2001, 2000 and 1999 are indicated below.

                                                                           Risk-free Interest Rate   Expected Life (Years)
                                                                           -----------------------   ---------------------
                         Year of           Dividend                            Vesting Period            Vesting Period
                       Option Grant          Yield           Volatility            3 Years                  3 Years
                       ------------          -----           ----------            -------                  -------
                           2001              7.4%               28.7%               4.7%                      3.50
                           2000              9.3%               19.4%               6.5%                      3.50
                           1999              7.7%               20.1%               5.6%                      3.50

                             BUCKEYE PARTNERS, L.P.

   A summary of the changes in the LP Unit options outstanding under the Option Plan as of December 31, 2001, 2000 and 1999 is as follows:

                                                          2001                         2000                         1999
                                                -------------------------    -------------------------    -------------------------
                                                 Units        Weighted        Units        Weighted        Units        Weighted
                                                 Under        Average         Under         Average        Under         Average
                                                Option     Exercise Price    Option     Exercise Price     Option    Exercise Price
                                               --------    --------------   --------    --------------    --------   --------------
Outstanding at beginning of year ...........    199,740        $20.17        204,040        $17.86         220,440       $15.71
Granted ....................................     42,600         33.90         45,900         25.75          37,400        28.50
Exercised ..................................    (73,940)        16.20        (50,200)        14.09         (53,800)       12.53
Forfeitures ................................     (5,300)        27.45             --            --              --           --
                                               --------                     --------                      --------
Outstanding at end of year .................    163,100         25.17        199,740         20.17         204,040        17.86
                                               ========                     ========                      ========
Options
  exercisable at year-end...................     45,700                       78,740                        68,240
Weighted average fair value of options
  granted during the year...................   $   4.72                     $   2.03                      $   3.75


   The following table summarizes information relating to LP Unit options outstanding under the Option Plan at December 31, 2001:


                                                                                   Options
                                     Options Outstanding                         Exercisable
                       ------------------------------------------------   -----------------------------
  Range of              Options      Weighted Average       Weighted        Options         Weighted
  Exercise            Outstanding        Remaining          Average       Exercisable        Average
   Prices             at 12/31/01    Contractual Life    Exercise Price   at 12/31/01    Exercise Price
  ------------        -----------    ----------------    --------------   -----------    --------------
 $8.00 to $10.00          4,000          4.1 Years           $ 8.30           4,000          $ 8.30
$10.01 to $15.00         26,500          3.4 Years            12.42          20,000           12.90
$15.01 to $20.00         13,000          3.1 Years            15.80          13,000           15.80
$20.01 to $30.00         77,000          7.7 Years            27.18           8,700           29.07
$30.01 to $35.00         42,600          9.2 Years            33.90              --              --
                        -------                                              ------
 Total                  163,100          6.9 Years            25.17          45,700           16.40
                        =======                                              ======

   At December 31, 2001, there were 209,500 LP Units available for future grants under the Option Plan.

   The Partnership also offers a unit option loan program whereby Optionees may borrow, at market rates, up to 95 percent of the purchase price of the LP Units and up to 100 percent of the applicable income tax withholding obligation in connection with such exercise. At December 31, 2001, 12 employees participated in the unit option loan program, with an aggregate borrowing outstanding at December 31, 2001 of $1,408,000, of which $995,000 is related to the purchase price of the LP Units.

                             BUCKEYE PARTNERS, L.P.

15.   EMPLOYEE STOCK OWNERSHIP PLAN

   Services Company provides an employee stock ownership plan (the "ESOP") to substantially all of its regular full-time employees, except those covered by certain labor contracts. The ESOP owns all of the outstanding common stock of Services Company. At December 31, 2001, the ESOP was directly obligated to a third-party lender for $51.4 million of 7.24 percent notes (the "ESOP Notes"). The ESOP Notes are secured by Services Company common stock and are guaranteed by Glenmoor and certain of its affiliates. The proceeds from the issuance of the ESOP Notes were used to purchase Services Company common stock. Services Company stock is released to employee accounts in the proportion that current payments of principal and interest on the ESOP Notes bear to the total of all principal and interest payments due under the ESOP Notes. Individual employees are allocated shares based upon the ratio of their eligible compensation to total eligible compensation. Eligible compensation generally includes base salary, overtime payments and certain bonuses. Services Company stock allocated to employees receives stock dividends in lieu of cash, while cash dividends are used to pay principal and interest on the ESOP Notes.

   The Partnership contributed 2,573,146 LP Units to Services Company in August 1997 in exchange for the elimination of the Partnership's obligation to reimburse BMC for certain executive compensation costs, a reduction of the incentive compensation paid by the Partnership to BMC under the existing incentive compensation agreement, and other changes that made the ESOP a less expensive fringe benefit for the Partnership. Funding for the ESOP Notes is provided by distributions that Services Company receives on the LP Units that it owns and from cash payments from the Partnership, as required to cover any shortfall between the distributions that Services Company receives on the LP Units that it owns and amounts currently due under the ESOP Notes (the "top-up reserve"). The Partnership will also incur ESOP-related costs for taxes associated with the sale and annual taxable income of the LP Units and for routine administrative costs. Total ESOP related costs charged to earnings were $1,100,000 during each of 2001 and 2000 and $1,300,000 million during 1999.

16.   LEASES AND COMMITMENTS

   The Operating Partnerships lease certain land and rights-of-way. Minimum future lease payments for these leases as of December 31, 2001 are approximately $3.3 million for each of the next five years. Substantially all of these lease payments can be canceled at any time should they not be required for operations.

   The General Partner leases space in an office building and certain copying equipment and charges these costs to the Operating Partnerships. Buckeye leases certain computing equipment and automobiles. Future minimum lease payments under these noncancelable operating leases at December 31, 2001 were as follows:
$898,000 for 2002, $734,000 for 2003, $649,000 for 2004, $657,000 for 2005,
$483,000 for 2006 and $59,000 thereafter.

   Buckeye entered into an energy services agreement for certain main line pumping equipment and the natural gas requirements to fuel this equipment at its Linden, New Jersey facility. Under the energy services agreement, which is designed to reduce power costs at the Linden facility, Buckeye is required to pay a minimum of $1,743,000 annually over the next ten years. This minimum payment is based on an annual minimum usage requirement of the natural gas engines at the rate of $0.049 per kilowatt hour equivalent. In addition to the annual usage requirement, Buckeye is subject to minimum usage requirements during peak and off-peak periods. Buckeye's use of the natural gas engines has exceeded the minimum requirement in 1999, 2000 and 2001.

                             BUCKEYE PARTNERS, L.P.

   Rent expense under operating leases was $7,700,000, $8,855,000 and $8,448,000 for 2001, 2000 and 1999, respectively. Included in rent expense for operating leases is $1,191,000 and $1,187,000 related to discontinued operations for 2000 and 1999, respectively.

17.   RELATED PARTY TRANSACTIONS

   The Partnership and the Operating Partnerships are managed by the General Partner. Under certain partnership agreements and management agreements, BMC, the General Partner, Services Company and certain related parties are entitled to reimbursement of substantially all direct and indirect costs related to the business activities of the Partnership and the Operating Partnerships.

   Services Company employs a significant portion of the employees that work for the Operating Partnerships. Services Company entered into a Services Agreement with BMC and the General Partner in August 1997 to provide services to the Partnership and the Operating Partnerships through March 2011. Services Company is reimbursed by BMC or the General Partner for its direct and indirect expenses, other than with respect to certain executive compensation. BMC and the General Partner are then reimbursed by the Partnership and the Operating Partnerships. Costs reimbursed to BMC, the General Partner or Services Company by the Partnership and the Operating Partnerships totaled $58.4 million, $53.6 million and $54.3 million in 2001, 2000 and 1999, respectively. The reimbursable costs include insurance, general and administrative costs, compensation and benefits payable to employees of Services Company, tax information and reporting costs, legal and audit fees and an allocable portion of overhead expenses.

    Services Company, which is beneficially owned by the ESOP, owns 2,487,005 LP Units (approximately 9.3 percent of the LP Units outstanding). Distributions received by Services Company on such LP Units are used to fund obligations of the ESOP. Distributions paid to Services Company totaled $6,121,000, $6,050,000 and $5,533,000 in 2001, 2000 and 1999, respectively. In addition, the Partnership recorded ESOP-related costs of $1,100,000, $1,099,000 and $1,341,000 in 2001, 2000 and 1999, respectively (see Note 15).

   Glenmoor and BMC are entitled to receive an annual management fee for certain management functions they provide to the General Partner pursuant to a Management Agreement among Glenmoor, BMC and the General Partner. The disinterested directors of the General Partner approve the amount on a periodic basis. The management fee includes a Senior Administrative Charge of not less than $975,000 and reimbursement for certain costs and expenses. Amounts paid to Glenmoor and BMC in 2001 amounted to $1,984,000, including $975,000 for the Senior Administrative Charge and $1,009,000 of reimbursed expenses. Amounts paid to Glenmoor and BMC in each of the years 2000 and 1999 for management fees were approximately $2,300,000, including $975,000 for the Senior Administrative Charge and $1,325,000 of reimbursed expenses.

   The General Partner receives incentive compensation payments from the Partnership pursuant to an incentive compensation agreement based upon the level of quarterly cash distributions paid per LP Unit. Incentive compensation payments totaled $10,272,000, $9,698,000 and $7,229,000 in 2001, 2000 and 1999,
respectively. In April 2001, the Partnership and the General Partner entered into the Second Amended and Restated Incentive Compensation Agreement ("Incentive Compensation Agreement"). The principal change reflected in the Incentive Compensation Agreement was the elimination prospectively of a cap on aggregate incentive compensation payments to the General Partner effective December 31, 2005, or earlier if distributions on LP Units equal or exceed $.6375 per LP Unit for four consecutive quarterly

                             BUCKEYE PARTNERS, L.P.

periods ($2.55 annually). The amendment was approved in accordance with the Partnership Agreement by the Board of Directors of the General Partner based upon a recommendation of a special committee of disinterested members of the Board.

18.   PARTNERS' CAPITAL

   Changes in partners' capital for the years ended December 31, 1999, 2000, and 2001 were as follows:


                                                                                                         Receivable
                                                                              General      Limited      from Exercise
                                                                              Partner      Partners      of Options        Total
                                                                              -------      --------      ----------        -----
                                                                                        (In thousands, except for Units)
Partners' capital at January 1, 1999 .....................................   $  2,390    $   296,095        $  --       $   298,485
Net income ...............................................................        689         75,594           --            76,283
Distributions ............................................................       (531)       (58,226)          --           (58,757)
Exercise of unit options .................................................         --            978           --               978
                                                                             --------    -----------        -----       -----------
Partners' capital at December 31, 1999 ...................................      2,548        314,441           --           316,989
Net income ...............................................................        868         95,463           --            96,331
Distributions ............................................................       (585)       (64,366)          --           (64,951)
Exercise of unit options .................................................         --          1,013           --             1,013
                                                                             --------    -----------        -----       -----------
Partners' capital December 31, 2000 ......................................      2,831        346,551           --           349,382
Net income ...............................................................        601         68,801           --            69,402
Distributions ............................................................       (598)       (65,866)          --           (66,464)
Exercise of unit options .................................................         --          1,571           --             1,571
Receivable from exercise of options ......................................         --             --         (995)             (995)
                                                                             --------    -----------        -----       -----------
Partners' capital December 31, 2001 ......................................   $  2,834    $   351,057        $(995)      $   352,896
                                                                             ========    ===========        =====       ===========

Units outstanding at January 1, 1999 .....................................    243,914     26,742,606                     26,986,520
Units issued pursuant to the unit option
  and distribution equivalent plan
  and capital contributions...............................................         --         53,800                         53,800
                                                                             --------    -----------                    -----------
Units outstanding at December 31, 1999 ...................................    243,914     26,796,406                     27,040,320
Units issued pursuant to the unit option
  and distribution equivalent plan........................................         --         50,200                         50,200
                                                                             --------    -----------                    -----------
Units outstanding at December 31, 2000 ...................................    243,914     26,846,606                     27,090,520
Units issued pursuant to the unit option
  and distribution equivalent plan........................................         --         73,940                         73,940
                                                                             --------    -----------                    -----------
Units outstanding at December 31, 2001 ...................................    243,914     26,920,546                     27,164,460
                                                                             ========    ===========                    ===========


   The net income per unit for 2001, 2000 and 1999 was calculated using the weighted average outstanding LP Units of 27,131,286, 27,062,809 and 27,014,429, respectively.

   The Partnership Agreement provides that without prior approval of limited partners of the Partnership holding an aggregate of at least two-thirds of the outstanding LP Units, the Partnership cannot issue any additional LP Units of a class or series having preferences or other special or senior rights over the LP Units.

                             BUCKEYE PARTNERS, L.P.

   The receivable from the exercise of options is due from Services Company for notes issued under the unit option loan program (see Note 14). The notes are full recourse promissory notes due from Optionees, bearing market rates of interest.

19.   CASH DISTRIBUTIONS

   The Partnership makes quarterly cash distributions to Unitholders of substantially all of its available cash, generally defined as consolidated cash receipts less consolidated cash expenditures and such retentions for working capital, anticipated cash expenditures and contingencies as the General Partner deems appropriate. In 2001, quarterly distributions of $0.60 per GP and LP Unit were paid in February and May, and $0.625 per GP and LP Unit were paid in August and November. In 2000, quarterly distributions of $0.60 per GP and LP Unit were paid in February, May, August and November. In 1999, quarterly distributions of $0.525 per GP and LP Unit were paid in February and $0.55 per GP and LP Unit were paid in May, August and November. All such distributions were paid on the then outstanding GP and LP Units. Cash distributions aggregated $66,464,000 in 2001, $64,951,000 in 2000 and $58,757,000 in 1999.

20.   QUARTERLY FINANCIAL DATA (UNAUDITED)

   Summarized quarterly financial data for 2001 and 2000 are set forth below. Quarterly results were influenced by seasonal and other factors inherent in the Partnership's business.


                               1st Quarter          2nd Quarter          3rd Quarter          4th Quarter              Total
                            -----------------    -----------------    -----------------    -----------------    -------------------
                             2001      2000       2001      2000       2001      2000       2001       2000       2001       2000
                             ----      ----       ----      ----       ----      ----       ----       ----       ----       ----
                                                            (In thousands, except per unit amounts)
Transportation revenue .   $54,417    $49,873   $56,867    $50,078   $58,650    $52,567   $62,463    $56,114    $232,397   $208,632
Operating income .......    21,853     20,844    23,012     20,636    24,570     22,064    28,896     27,931      98,331     91,475
Income from continuing
 operations ............    14,923     14,293    16,050     14,015    16,706     14,471    21,723     21,688      69,402     64,467
Income from
 discontinued
 operations ............        --      1,317        --        421        --      3,465        --        479          --      5,682
Gain on sale of
 discontinued
 operations ............        --         --        --         --        --         --        --     26,182          --     26,182
Net income .............    14,923     15,610    16,050     14,436    16,706     17,936    21,723     48,349      69,402     96,331
Earnings per
 Partnership Unit:
 Income from continuing
   operations...........      0.55       0.53      0.59       0.52      0.62       0.53      0.80       0.80        2.56       2.38
 Income from
   discontinued
   operations...........        --       0.05        --       0.01        --       0.13        --       0.02          --       0.21
 Gain on sale of
   discontinued
   operations...........        --         --        --         --        --         --        --       0.97          --       0.97
 Net income per Unit ...      0.55       0.58      0.59       0.53      0.62       0.66      0.80       1.79        2.56       3.56
Earnings per
 Partnership Unit:
   assuming dilution:
 Income from continuing
   operations...........      0.55       0.53      0.59       0.52      0.61       0.53      0.80       0.80        2.55       2.38
 Income from
   discontinued
   operations...........        --       0.05        --       0.01        --       0.13        --       0.02          --       0.21
 Gain on sale of
   discontinued
   operations...........        --         --        --         --        --         --        --       0.96          --       0.96
 Net income per Unit ...      0.55       0.58      0.59       0.53      0.61       0.66      0.80       1.78        2.55       3.55

                             BUCKEYE PARTNERS, L.P.

21.   EARNINGS PER UNIT

   The following is a reconciliation of basic and dilutive income from continuing operations per LP Unit for the years ended December 31, 2001, 2000 and 1999:


                                                         2001                         2000                          1999
                                              --------------------------   --------------------------    --------------------------
                                              Income     Units      Per     Income     Units     Per      Income     Units     Per
                                              (Numer-   (Denom-    Unit    (Numer-    (Denom-    Unit    (Numer-    (Denom-    Unit
                                               ator)    inator)    Amt.     ator)     inator)    Amt.     ator)     inator)    Amt.
                                              -------   -------    -----   -------    -------   -----    -------    -------   -----
Income from continuing operations.........    $69,402                      $64,467                       $71,101
                                              -------                      -------                       -------
Basic earnings per
  Partnership Unit........................     69,402    27,131    $2.56    64,467    27,063    $2.38     71,101    27,014    $2.63
                                                                   =====                        =====                         =====
Effect of dilutive
  securities -- options...................         --        62                 --        75                  --        85
                                              -------    ------            -------    ------             -------    ------
Diluted earnings per Partnership Unit.....    $69,402    27,193    $2.55   $64,467    27,138    $2.38    $71,101    27,099    $2.62
                                              =======    ======    =====   =======    ======    =====    =======    ======    =====


   Options reported as dilutive securities are related to unexercised options outstanding under the Option Plan (see Note 14).

22.   PROPERTY TAX SETTLEMENT

   In February 1999, the Partnership entered into a stipulation and order of settlement with the New York State Office of Real Property Services and the City of New York settling various real property tax certiorari proceedings. The Partnership had challenged its real property tax assessments for a number of past tax years on that portion of its pipeline that is located in a public right-of-way in New York City. The settlement agreement resulted in a one-time reduction of operating expenses of $11.0 million, including a cash refund of $6.0 million, recorded in the second quarter of 1999.

23.   OTHER EVENTS

   In April 2000, the Partnership announced that it entered into non-exclusive agreements that provided for the Partnership to receive a 3.5 percent equity interest in Aerie Networks, Inc. ("Aerie") in exchange for assisting Aerie with its development of a fiber optics network along a portion of the Partnership's pipeline rights-of-way. No cash investment or expense was required by the Partnership. The Partnership's agreement to provide access to its rights-of-way was contingent on Aerie's success in raising additional capital. On September 1, 2000, the Partnership received preferred stock in Aerie Networks, Inc. in exchange for 1,026 miles of right-of-way occupancy rights for fiber optic cable. As a result of Aerie's successful financing, the Partnership's equity ownership was diluted to approximately a 2.8 percent interest in Aerie. The investment in Aerie was accounted for on the cost method of accounting.

   During October 2001, following a change in the strategic direction of Aerie, the Partnership elected to tender the preferred stock back to Aerie for $0.7 million cash plus liquidation rights in certain telecommunication assets, resulting in a gain of approximately $0.6 million. The Partnership has no further obligation to provide Aerie with access to the Partnership's pipeline rights-of-way.

                             BUCKEYE PARTNERS, L.P.

   In July 2000, the Partnership entered into a joint venture with PetroNet Corporation ("PetroNet"). The Partnership received 49.99 percent of PetroNet common stock in exchange for granting PetroNet the right to construct a next generation fiber optics network within the Partnership's pipeline rights-of-way. PetroNet was not successful in obtaining first stage equity financing. As a result, on January 4, 2001, the Partnership exercised its option to put its stock interest back to PetroNet and terminated its contractual relationship with PetroNet, with no material impact on the Partnership's results of operations or financial position. The investment in PetroNet was accounted for on the equity method of accounting.

24.   GOODWILL AMORTIZATION

   The following table provides pro forma results for the years ended December 31, 2001, 2000 and 1999, as if the non-amortization provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which we adopted on January 1, 2002, had been applied.

                                                            For the years ended December 31,
                                                         --------------------------------------
                                                            2001            2000         1999
                                                            ----            ----         ----
                                                          (In thousands, except per unit amounts)
Net income, as reported                                    $69,402         $96,331       $76,283
Goodwill amortization                                          832             420            --
                                                           -------         -------       -------
Net income, as adjusted                                    $70,234         $96,751       $76,283
                                                           =======         =======       =======
Per Unit:
Net income per unit - basic, as reported                   $  2.56         $  3.56       $  2.82
Goodwill amortization                                         0.03            0.02            --
                                                           -------         -------       -------
Net income per unit - basic, as adjusted                   $  2.59         $  3.58       $  2.82
                                                           =======         =======       =======
Net income per unit - diluted, as reported                 $  2.55         $  3.55       $  2.81
Goodwill amortization                                         0.03            0.02            --
                                                           -------         -------       -------
Net income per unit - diluted, as adjusted                 $  2.58         $  3.57       $  2.81
                                                           =======         =======       =======

INDEPENDENT AUDITORS' REPORT


To the Partners of Buckeye Partners, L.P.:

We have audited the consolidated financial statements of Buckeye Partners, L.P. and its subsidiaries (the "Partnership") as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, and have issued our report thereon dated February 15, 2002; such report is included elsewhere in this Form 8-K. Our audits also include the condensed financial information (Parent Only) of Buckeye Partners, L.P. This condensed financial information is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such condensed financial information, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP


Philadelphia, Pennsylvania
February 15, 2002

                                                                     SCHEDULE I

                             BUCKEYE PARTNERS, L.P.
           Registrant's Condensed Financial Information (Parent Only)
                                 (In thousands)

                                 BALANCE SHEETS


                                                                December 31,
                                                             -------------------
                                                               2001       2000
                                                               ----       ----
Assets
 Current assets
   Cash and cash equivalents.............................    $     26   $     73
   Other current assets..................................     131,066      1,020
                                                             --------   --------
    Total current assets ................................     131,092      1,093
   Other non-current assets..............................       1,252         --
   Investments in and advances to subsidiaries
     (at equity).........................................     354,882    348,701
                                                             --------   --------
    Total assets ........................................    $487,226   $349,794
                                                             ========   ========
   Liabilities and partners' capital
    Current liabilities .................................    $  1,330   $    412
                                                             --------   --------
    Long-term debt ......................................     133,000         --
    Partners' capital
     General Partner ....................................       2,834      2,831
     Limited Partners ...................................     351,057    346,551
     Receivable from exercise of options ................        (995)        --
                                                             --------   --------
       Total partners' capital...........................     352,896    349,382
                                                             --------   --------
       Total liabilities and partners' capital...........    $487,226   $349,794
                                                             ========   ========


                              STATEMENTS OF INCOME


                                                                  Year Ended December 31,
                                                              ------------------------------
                                                                2001        2000       1999
                                                                ----        ----       ----
Equity in income of subsidiaries..........................    $ 80,973    $106,087   $83,791
Operating expenses........................................         293         (59)     (301)
Interest income...........................................          --           1        --
Interest and debt expense.................................      (1,592)         --        22
Incentive compensation to General Partner.................     (10,272)     (9,698)   (7,229)
                                                              --------    --------   -------
       Net income.........................................    $ 69,402    $ 96,331   $76,283
                                                              ========    ========   =======


                            STATEMENTS OF CASH FLOWS


                                                                           Year Ended December 31,
                                                                      --------------------------------
                                                                         2001        2000       1999
                                                                         ----        ----       ----
Cash flows from operating activities:
 Net income.......................................................    $  69,402    $ 96,331   $ 76,283
 Adjustments to reconcile net income to net cash provided by operating activities:
    Decrease in investment in subsidiaries........................       (6,181)    (31,584)   (18,551)
    Change in assets and liabilities:
     Other current assets.........................................     (130,046)       (885)       (91)
     Current liabilities..........................................          918         (22)       279
     Other non-current assets.....................................           87          --         --
                                                                      ---------    --------   --------
     Net cash (used by) provided by operating activities..........      (65,820)     63,840     57,920
Cash flows from financing activities:
 Proceeds from exercise of unit options...........................          576       1,013        978
 Debt issuance costs..............................................       (1,339)         --         --
 Proceeds from issuance of long-term debt.........................      133,000          --         --
 Distributions to Unitholders.....................................      (66,464)    (64,951)   (58,757)
                                                                      ---------    --------   --------
 Net (decrease) increase in cash and cash equivalents.............          (47)        (98)       141
 Cash and cash equivalents at beginning of period.................           73         171         30
                                                                      ---------    --------   --------
 Cash and cash equivalents at end of period.......................    $      26    $     73   $    171
                                                                      =========    ========   ========


See footnotes to consolidated financial statements of Buckeye Partners, L.P.


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